UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 17, 2014

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Lagoon Drive, 4th Floor

Redwood City, California 94065

(650) 598-6000

(Addresses of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 17, 2014, Equinix, Inc. (“Equinix”), as borrower, the Equinix subsidiaries Equinix LLC and Switch & Data LLC, as guarantors (the “Guarantors”), a syndicate of financial institutions, as lenders (each a “Lender” and together, the “Lenders”), Bank of America, N.A., as administrative agent, a Lender and L/C Issuer, JPMorgan Chase Bank, N.A. and TD Securities (USA) LLC, as co-syndication agents, Barclays Bank PLC, Citibank, N.A., Royal Bank of Canada and ING Bank N.V., Singapore Branch, as co-documentation agents, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J. P. Morgan Securities LLC and TD Securities (USA) LLC, as joint lead arrangers and book runners, entered into a Credit Agreement in an aggregate principal amount of $1,500,000,000, comprised of (i) a $1,000,000,000 senior secured multi-currency revolving credit facility (the “Revolving Facility”) and (ii) a $500,000,000 senior secured term loan facility (the “Term Loan Facility” and, together with the Revolving Facility, the “Senior Credit Facility”). The Senior Credit Facility has a maturity date of December 17, 2019. Equinix may borrow, repay and reborrow amounts under the Revolving Facility until the maturity date of the Senior Credit Facility, at which time all amounts outstanding under the Revolving Facility must be repaid in full. Equinix borrowed the full $500,000,000 of commitments under the Term Loan Facility on December 17, 2014. The borrowing under the Term Loan Facility must be repaid in equal quarterly installments of $10,000,000, with the remaining amount outstanding under the Term Loan Facility to be repaid in full on the maturity date of the Senior Credit Facility. Once repaid, amounts borrowed under the Term Loan Facility may not be reborrowed.

A portion of the proceeds of the Term Loan Facility was used to refinance existing indebtedness, as described further below under Item 1.02, and to pay fees and expenses incurred in connection with the closing of the Senior Credit Facility. The remaining proceeds of the Term Loan Facility and the proceeds of the Revolving Facility shall be used for general corporate purposes. The Revolving Facility includes a $150,000,000 sublimit for the issuance of standby letters of credit. The Revolving Facility provides for borrowings and the issuances of letters of credit in United States Dollars as well as certain foreign currencies, including Canadian Dollars, Australian Dollars, Hong Kong Dollars, Singapore Dollars, Japanese Yen, Euro, Pounds Sterling and Swiss Francs, and such other currencies as may from time to time be agreed to by the Lenders.

Borrowings under the Senior Credit Facility will bear interest at an index based on LIBOR or, at the option of Equinix, the Base Rate (defined as the highest of (a) the Federal Funds Rate (with such rate deemed to be zero if the Federal Funds Rate is less than zero) plus 1/2 of 1%, (b) the Bank of America prime rate and (c) one-month LIBOR plus 1.00%), plus, in either case, a margin based on Equinix’s consolidated net lease adjusted leverage ratio. At the time of closing, (i) under the Term Loan Facility, the applicable margin for LIBOR-based borrowings was 150 basis points and the applicable margin for Base Rate borrowings was 50 basis points and (ii) under the Revolving Facility, the applicable margin for LIBOR-based borrowings was 120 basis points and the applicable margin for Base Rate borrowings was 20 basis points. A facility fee shall be payable quarterly in respect of the total amount of the Lenders’ commitments (regardless of utilization) under the Revolving Facility. Letter of credit fees shall be payable quarterly on the maximum amount available to be drawn under each letter of credit. Equinix is also required to pay certain fees to the administrative agent under the Senior Credit Facility.

The Senior Credit Facility contains customary covenants, including financial covenants which require Equinix to maintain certain financial coverage and leverage ratios, as well as customary events of default. The Senior Credit Facility is secured by (i) pledges of (a) 100% of the stock of the Guarantors, (b) 100% of the stock of the other domestic subsidiaries that are directly owned by Equinix (other than domestic subsidiaries whose assets consist substantially of equity interests in or indebtedness of foreign subsidiaries (“Foreign Subsidiary Holdcos”)) and (c) 66% of the stock of each foreign subsidiary and each Foreign Subsidiary Holdco that is directly owned by Equinix or the Guarantors and (ii) a lien on Equinix’s and the Guarantors’ accounts receivable.

The foregoing description of the Senior Credit Facility is only a summary and is qualified in its entirety by reference to the Senior Credit Facility, a copy of which will be filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2014.

JPMorgan Chase Bank, N.A., Citibank, N.A. and Goldman Sachs Bank USA and/or their respective affiliates have in the past provided investment banking services to Equinix. Bank of America, N.A., JPMorgan Chase Bank, N.A., Barclays Bank PLC, Citibank, N.A., HSBC Bank USA, MUFG Union Bank, N.A. and U.S. Bank National Association and/or their respective affiliates have in the past provided lending services to Equinix.

Equinix expects to record a loss of approximately $2,000,000 in the fourth quarter of 2014 on debt extinguishment relating to the prepayment in full and termination of its existing credit facility, as described further below under Item 1.02, which loss includes the write-off of unamortized debt issuance costs and other transaction-related fees.

Item 1.02. Termination of a Material Definitive Agreement

On December 17, 2014, using a portion of the proceeds of the Term Loan Facility, Equinix prepaid in full and terminated its existing credit facility agreement dated June 28, 2012. The outstanding principal balance of this credit facility that was prepaid was $110,000,000.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of a Registrant

Please refer to the description of the Senior Credit Facility disclosed in Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE: December 18, 2014	By:	/s/ Keith D. Taylor
Keith D. Taylor
Chief Financial Officer